Exhibit 99.1

Elite Pharmaceuticals and Epic Pharma Enter into a Sales and Distribution Licensing Agreement

For Abuse-Deterrent ELI-200

Elite Pharmaceuticals Announces Initiation of Phase 3 Study for ELI-200

NORTHVALE, N.J. – June 9, 2015 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCQB: ELTP) announced today that it has entered into a sales and distribution licensing agreement with Epic Pharma LLC for ELI-200 (the “License”), an abuse-deterrent opioid utilizing Elite’s proprietary pharmacological abuse-deterrent technology. Epic will be responsible for sales and marketing of ELI-200, and Elite will be responsible for the manufacture of the product. Epic will pay Elite non-refundable milestone payments totaling $15 million and a royalty based on net product sales. The term of the License is five years and the License is renewable upon mutual agreement at the end of the initial term.

Elite also announced today the dosing of the first subjects for an ELI-200 Phase III clinical study. This Phase III study is a multi-center, randomized, multiple-dose, blinded, placebo-controlled, parallel group, study to evaluate the efficacy and safety of abuse deterrent ELI-200 for the treatment of adults with moderate to severe pain following surgery. The study will enroll approximately 165 patients at five clinical sites.

“Epic is pleased to have an opportunity to market this important new product and to add to our current pipeline of opioid products that includes a pending application for an abuse-deterrent oxycodone HCl extended release product,” said Dr. Ashok Nigalaye, Chief Executive Officer of Epic. “ELI-200 will allow Epic to extend its reach in the anti-abuse pain space, and to position both companies for long-term growth.”

"I am delighted to have a partner like Epic for Elite’s first abuse-deterrent product," said Nasrat Hakim, President and Chief Executive Officer of Elite Pharmaceuticals. "We will work closely with Epic to prepare for and ensure a successful launch. The ELI-200 Phase III study is expected to be wrapped up later this year and we expect an NDA filing for ELI-200 by year’s end."

Additional information about the licensing agreement and Phase III clinical trial will be provided at our yearend conference call following the filing of our annual report on form 10-K for the fiscal year ended March 31, 2015. We anticipate that the conference call will be held on June 16th, 2015. Additional information about the conference call will be provided.

About Epic Pharma LLC

Epic Pharma is a privately held specialty pharmaceutical company conducting product development, manufacturing, sales and distribution of pharmaceutical products. Epic has a state-of-the-art 110,000-square-foot development and manufacturing facility with more than 200 employees that produces more than 2 billion units (e.g., tablets, capsules, etc.) per year. Epic is located in Laurelton, New York and has revenues in excess of $120 million per year.

About Elite’s Abuse Deterrent Technology

Elite’s proprietary abuse resistant technology, ART™, is a multi-particulate capsule which contains an opioid agonist in addition to naltrexone, an opioid antagonist used primarily in the management of alcohol dependence and opioid dependence. When this product is taken as intended, the naltrexone is designed to pass through the body unabsorbed while the opioid agonist is released providing therapeutic pain relief for which it is prescribed. If the multi-particulate beads are crushed or dissolved, the naltrexone is designed to be released from the formulation. The absorption of the naltrexone is intended to block the euphoria felt by a potential abuser by preferentially binding to the same receptors in the brain as the opioid agonist and thereby reducing the incentive for abuse or misuse by recreational drug abusers. Elite’s pharmacological approach to abuse-deterrence can be applied to a wide range of opioids used today in pain management.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company which is developing a pipeline of proprietary pharmacological abuse-deterrent opioid products as well as niche generic products. Elite specializes in oral sustained and controlled release drug products which have high barriers to entry. Elite owns generic and OTC products which have been licensed to TAGI Pharma, Epic Pharma and Valeant Pharmaceuticals International. Elite currently has eight commercial products being sold, additional approved products pending manufacturing site transfer and a product under review pending approval by the FDA. Elite’s lead pipeline products include abuse-deterrent opioids which utilize the Company’s patented proprietary technology and a once-daily opioid. These products include sustained release oral formulations of opioids for the treatment of chronic pain. These formulations are intended to address two major limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential opioid abuse. Elite also provides contract manufacturing for Ascend Laboratories (a subsidiary of Alkem Laboratories Ltd.), and a Hong Kong based company for development of a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, its ability to obtain FDA approval of the transfers of the ANDAs or the timing of such approval process, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These risks and other factors, including, without limitation, the Company’s ability to obtain sufficient funding under the LPC Agreement or from other sources, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, intellectual property protections and defenses, and the Company’s ability to operate as a going concern, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite undertakes no obligation to update any forward-looking statements.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com